EMPLOYMENT AGREEMENT AMENDMENT

This EMPLOYMENT AGREEMENT AMENDMENT is made as of the day of July, 2007, by and between Pavilion Bancorp, Inc. a Michigan Corporation (herein referred to as the “Holding Company”), and the Bank of Lenawee, a Michigan banking corporation (herein referred to as the “Company”), and Mark D. Wolfe (herein referred to as the “Executive”).

WHEREAS the Holding Company, the Company and Executive desire to amend the Employment Agreement made by and between the Holding Company, the Company and the Executive, dated January 8, 2007 (the “Employment Agreement”).

NOW, THEREFORE, the Holding Company, the Company and the Executive hereby agree to the following amendment:

1.     The term of the Employment Agreement, as set forth in Section 2 of the Employment Agreement, is hereby extended for one (1) year, to expire on December 31, 2008, unless earlier terminated in accordance with the terms of the Employment Agreement. Section 2 of the Employment Agreement is further amended to replace “December 1, 2007” with “December 1, 2008,” and to replace “October 1, 2007” with “October 1, 2008.”

2.     The first paragraph in Section 3.4 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Executive shall have the right to terminate this Agreement and his employment provided he gives thirty (30) calendar days advance notice in writing to the Chair of the Board of Directors. The employment relationship and this Agreement shall terminate thirty (30) days after receipt of such notice, and the Company shall be relieved of making any further salary payments to Executive. In the event Executive terminates this Agreement or retires, he shall receive salary which has been earned and accrued pro-rata through the effective date of the termination and earned but unpaid leave but shall not be eligible for any pro-rated bonus under the Company’s senior officer’s bonus plan. Notwithstanding the foregoing, Executive will be paid a lump sum amount equal to Executive’s then-current annual salary times one hundred percent (100%) less applicable state, federal and local income tax and FICA withholdings if Executive terminates this Agreement and his employment as a result of the assignment of responsibilities by the Company to Executive which is a substantial diminution of Executive’s then present functions and responsibilities. Such lump sum shall be paid to Executive no later than 30 days following the effective date of termination of employment.

If a Change in Control (as defined below) occurs during the term of this Agreement, the Company or the Holding Company (or either of their respective successors) shall pay to Executive a lump sum payment (the “Lump Sum”) equal to Executive’s annual salary at the time of the Change in Control times one hundred percent (100%), less applicable state, federal and local income tax and FICA withholdings. If in connection with the Change in Control, Executive either does not receive an offer of employment from the entity or entities to whom control is ceded or if Executive rejects an offer (with the result that his employment is terminated) from such entity or entities due to the fact that the offer (i) involves a diminution of Executive’s functions and responsibilities in effect as of the Change in Control, or (ii) involves a decrease in Executive’s base salary in effect as of the Change in Control, or (iii) would require Executive to be primarily based at a location more than 50 miles from Executive’s residence as of the Change in Control, then (a) the Lump Sum payable to Executive pursuant to the preceding sentence shall equal Executive’s annual salary at the time of the Change in Control times one hundred fifty percent (150%) (in which case Executive shall not be entitled to a severance payment pursuant to the first paragraph of this Section 3.4) and (b) the Company or the Holding Company (or either of their respective successors) shall be required to provide Executive, for a period of six months following the effective date of termination of employment, a continuation of all medical and dental insurance coverage for Executive and his family as was in place immediately prior to the Change in Control, at no cost or expense to Executive or his family. The Lump Sum shall be due and payable to the Executive within thirty (30) days following the date of the Change in Control.

For purposes of calculating any lump sum payment pursuant to this Agreement, the base salary shall not include any year-end bonuses, severance payments or other amounts received prior to any Change in Control.

3.     All other paragraphs, provisions, and clauses in the Employment Agreement not so modified remain in full force and effect as originally written.

IN WITNESS WHEREOF, the parties have caused this EMPLOYMENT AGREEMENT AMENDMENT to be executed as of the date set forth in the first paragraph of this EMPLOYMENT AGREEMENT AMENDMENT.

/s/ Mark D. Wolfe
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Mark D. Wolfe

FOR PAVILION BANCORP, INC. AND BANK OF LENAWEE, BY:

/s/ Richard J. DeVries
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Richard J. DeVries
President and CEO

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